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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 30, 1996, except Note 11 to the consolidated financial statements and Note 3 to Schedule I, as to which the date is August 21, 1996, with respect to the consolidated financial statements and schedules of Rental Service Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, in the Registration Statement (Form S-1 No. 333-05949) and related Prospectus of Rental Service Corporation for the registration of 5,668,350 shares of its common stock.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona

September 17, 1996